Herc Holdings Reports Second Quarter and First Half 2021 Results

Second Quarter Highlights

–Equipment rental revenue increased 36.8% to $448.0 million
–Total revenues increased 33.4% to $490.9 million
–Net income increased to $47.1 million or $1.55 per diluted share
–Adjusted EBITDA expanded 39.0% to $207.7 million
–Adjusted EBITDA margin rose 170 basis points to 42.3%
–Pricing improved by 1.9%
–Year-to date free cash flow was $141.1 million
–The Company raised full year 2021 guidance for adjusted EBITDA to $840 million to $870 million and net capital fleet expenditures to $500 million to $550 million.

Bonita Springs, Fla., July 22, 2021 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended June 30, 2021. Equipment rental revenue was $448.0 million and total revenues were $490.9 million in the second quarter of 2021, compared to $327.6 million and $368.0 million, respectively, for the same period last year. The Company reported net income of $47.1 million, or $1.55 per diluted share, in the second quarter of 2021, compared to $2.0 million, or $0.07 per diluted share, in the same 2020 period. Second quarter 2021 adjusted net income was $47.6 million, or $1.57 per diluted share, compared to net income of $7.3 million, or $0.25 per diluted share, in 2020. See page A-5 for the adjusted net income and adjusted earnings per share calculations.
"Our second quarter performance provides momentum for the rest of 2021," said Larry Silber, president and CEO. "Tight supply of new equipment and steady demand from a number of key markets have provided a positive operating environment. Second quarter total revenues were up 33% and adjusted EBITDA increased 39% compared with last year. Adjusted EBITDA margin rose 170 basis points year-over-year to 42.3% in the second quarter, reflecting solid overall performance and excellent growth in our specialty businesses."
2021 Second Quarter Financial Results

•Equipment rental revenue increased 36.8% to $448.0 million compared to $327.6 million in the prior-year period.

•Total revenues increased 33.4% to $490.9 million compared to $368.0 million in the prior-year period. The year-over-year increase of $122.9 million was related primarily to an increase in equipment rental revenue of $120.4 million. Sales of new and old rental equipment were essentially flat compared with the prior year.

•Pricing increased 1.9% compared to the same period in 2020.

•Dollar utilization increased to 42.1% compared to 30.8% in the prior-year period.
•Direct operating expenses (DOE) of $203.0 million increased 40.3% compared to the prior-year period. The $58.3 million increase was primarily due to higher personnel-related costs, and increases related to higher year-over-year volume such as delivery and freight, maintenance and re-rent expense.

•Selling, general and administrative expenses (SG&A) increased 30.3% to $74.0 million compared to $56.8 million in the prior-year period. The $17.2 million increase was primarily attributed to increases in selling expenses, including commissions and bonus incentives, stock compensation expense and travel expenses, offset by a reduction in bad debt expense due to continued improvement in collections.

•Interest expense decreased to $21.0 million compared to $23.3 million in the prior-year period. The decrease was primarily related to both lower interest rates and balances of the Company's ABL Credit Facility in 2021.

•The income tax provision was $14.7 million compared with a benefit of $1.9 million for the prior-year period.

•The Company reported net income of $47.1 million compared to $2.0 million in the prior-year period. Adjusted net income was $47.6 million compared to $7.3 million in the prior-year period.

•Adjusted EBITDA increased 39.0% to $207.7 million compared to $149.4 million in the prior-year period. The increase was primarily due to improved operating efficiencies and higher contributions from the sale of rental equipment.

•Adjusted EBITDA margin increased 170 basis points to 42.3% compared with 40.6% in the prior-year period.

2021 First Half Financial Results

•Equipment rental revenue increased 18.8% to $848.4 million compared to $714.1 million in the prior-year period.

•Total revenues increased 17.5% to $944.7 million compared to $804.2 million in the prior-year period. The year-over-year increase of $140.5 million was related primarily to an increase in equipment rental revenue of $134.3 million and sales of rental equipment were nearly flat.

•Pricing increased 0.9% compared to the same period in 2020.

•Dollar utilization increased to 40.4% compared to 33.2% in the prior-year period.
•Direct operating expenses (DOE) of $386.0 million increased 15.6% compared to the prior-year period. The $52.1 million increase was primarily due to higher personnel-related costs, and increases related to higher volume such as delivery and freight expenses, maintenance and re-rent expense.

•Selling, general and administrative expenses (SG&A) increased 10.2% to $139.5 million compared to $126.6 million in the prior-year period. The $12.9 million increase was primarily attributed to selling expenses, including commissions and bonus incentives, and higher stock compensation expense, offset by a reduction in bad debt expense due to continued improvement in collections.

•Interest expense decreased to $42.4 million compared to $47.7 million in the prior-year period. The decrease was primarily related to both lower interest rates and balances of the Company's ABL Credit Facility in 2021.

•The income tax provision was $22.9 million compared with a benefit of $0.8 million for the prior-year period.

•The Company reported net income of $80.0 million compared to a loss of $1.7 million in the prior-year period. Adjusted net income was $81.0 million compared to $8.4 million in the prior-year period.

•Adjusted EBITDA increased 32.1% to $392.3 million compared to $297.0 million in the prior-year period. The increase was primarily due to improved operating efficiencies and higher contributions from the sale of rental equipment.

•Adjusted EBITDA margin increased 460 basis points to 41.5% compared with 36.9% in the prior-year period.

Capital Expenditures

•The Company reported net rental equipment capital expenditures of $168.3 million for the first half of 2021. Gross rental equipment capital expenditures were $239.3 million compared with $161.5 million in the comparable prior-year period. Proceeds from disposals were $71.0 million compared to $67.9 million last year. See page A-5 for the calculation of net rental equipment capital expenditures.

•As of June 30, 2021, the Company's total fleet was approximately $3.76 billion at OEC.

•Average fleet at OEC decreased year-over-year by 1.9% compared to the prior-year period.

•Average fleet age was 48 months as of June 30, 2021 compared with 47 months in the comparable prior-year period.

Disciplined Capital Management

•The Company generated $141.1 million in free cash flow in the first half of 2021, compared with $163.5 million in the same period in 2020.

•Cash and cash equivalents were $34.6 million and unused commitments under the ABL Credit Facility and AR Facility contributed to $1.5 billion of liquidity as of June 30, 2021. Net debt was $1.6 billion as of June 30, 2021, with net leverage of 1.9x compared to 2.6x in the same prior-year period.

•The Company's net leverage of 1.9x was below the targeted net leverage range of 2.0x to 3.0x.

Outlook for 2021

The Company raised 2021 guidance ranges:

	Previous	Current
Adjusted EBITDA:	$800 million to $840 million	$840 million to $870 million
Net rental equipment capital expenditures:	$400 million to $450 million	$500 million to $550 million

"Our year-to-date performance along with the current favorable operating environment have prompted us to raise our adjusted EBITDA guidance for the second time this year," said Silber. "We intend to continue to expand our market share, particularly in our specialty businesses, and maximize our operating leverage to drive margins.

"Our strong free cash flow supports our fleet expenditures, greenfield expansion and M&A activity. We are excited to carry our momentum from Q2 into the balance of 2021 for what looks likely to be a record year for Herc Rentals revenues and net income. With net leverage now below our target range of 2x to 3x, we are also reviewing our capital allocation plan," Silber added.

Earnings Call and Webcast Information

Herc Holdings' second quarter 2021 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-877-883-0383 and international participants should call 1-412-902-6506, using the access code: 8026175. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the company website at IR.HercRentals.com, where it will be archived for 90 days after the call. A telephonic replay will be available for one week. To listen to the archived call by telephone, U.S. participants should dial +1-877-344-7529 and international participants 1-412-317-0088 and enter the conference ID number:10157313.

About Herc Holdings Inc.

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with 280 locations in North America. With over 55 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction and lighting. Our equipment rental business is supported by ProSolutions®, our industry-specific solutions-based services, which includes power generation, climate control, remediation and restoration, and studio and production equipment, and our ProContractor professional grade tools. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 4,800 employees who equip our customers and communities to build a brighter future. Herc Holdings’ 2020 total revenues were approximately $1.8 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.

Certain Additional Information

In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue (excluding re-rent, delivery, pick-up and other ancillary revenue) by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).

•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements as that term is defined by the federal securities laws, including statements concerning our business plans and strategy, projected profitability, performance or cash flows, future capital expenditures, our growth strategy, anticipated financing needs, business trends, the impact of and our response to COVID-19, liquidity and capital management, and other information that is not historical information. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "looks," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and, there can be no assurance that our current expectations will be achieved. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.
Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share and free cash flow. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.
(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Equipment rental	$448.0	$327.6	$848.4	$714.1
Sales of rental equipment	30.3	31.4	74.5	71.4
Sales of new equipment, parts and supplies	7.8	7.0	13.9	14.0
Service and other revenue	4.8	2.0	7.9	4.7
Total revenues	490.9	368.0	944.7	804.2
Expenses:
Direct operating	203.0	144.7	386.0	333.9
Depreciation of rental equipment	101.1	101.4	201.5	201.8
Cost of sales of rental equipment	24.7	29.6	63.1	72.0
Cost of sales of new equipment, parts and supplies	4.9	5.1	9.1	10.2
Selling, general and administrative	74.0	56.8	139.5	126.6
Impairment	0.4	3.2	0.4	9.5
Interest expense, net	21.0	23.3	42.4	47.7
Other (income) expense, net	—	3.8	(0.2)	5.0
Total expenses	429.1	367.9	841.8	806.7
Income (loss) before income taxes	61.8	0.1	102.9	(2.5)
Income tax benefit (provision)	(14.7)	1.9	(22.9)	0.8
Net income (loss)	$47.1	$2.0	$80.0	$(1.7)
Weighted average shares outstanding:
Basic	29.6	29.1	29.5	29.0
Diluted	30.4	29.2	30.3	29.0
Earnings (loss) per share:
Basic	$1.59	$0.07	$2.71	$(0.06)
Diluted	$1.55	$0.07	$2.64	$(0.06)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In millions)

	June 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$34.6	$33.0
Receivables, net of allowances	312.8	301.2
Other current assets	32.3	32.9
Total current assets	379.7	367.1
Rental equipment, net	2,308.7	2,260.4
Property and equipment, net	276.4	290.4
Right-of-use lease assets	290.2	255.9
Goodwill and intangible assets, net	411.4	396.4
Other long-term assets	16.2	18.2
Total assets	$3,682.6	$3,588.4

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$13.9	$15.8
Current maturities of operating lease liabilities	34.9	32.1
Accounts payable	190.6	125.8
Accrued liabilities	152.8	154.3
Total current liabilities	392.2	328.0
Long-term debt, net	1,539.2	1,651.5
Financing obligations, net	112.6	114.5
Operating lease liabilities	267.1	234.1
Deferred tax liabilities	491.4	474.0
Other long term liabilities	44.7	44.3
Total liabilities	2,847.2	2,846.4
Total equity	835.4	742.0
Total liabilities and equity	$3,682.6	$3,588.4

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In millions)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$80.0	$(1.7)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of rental equipment	201.5	201.8
Depreciation of property and equipment	26.9	27.7
Amortization of intangible assets	4.9	3.8
Amortization of deferred debt and financing obligations costs	1.6	1.7
Stock-based compensation charges	12.4	4.9
Impairment	0.4	9.5
Provision for receivables allowances	14.3	23.5
Deferred taxes	16.3	1.0
(Gain) loss on sale of rental equipment	(11.4)	0.6
Other	1.9	5.7
Changes in assets and liabilities:
Receivables	(27.8)	32.3
Other assets	0.2	(2.6)
Accounts payable	6.2	(16.1)
Accrued liabilities and other long-term liabilities	0.5	(11.7)
Net cash provided by operating activities	327.9	280.4
Cash flows from investing activities:
Rental equipment expenditures	(239.3)	(161.5)
Proceeds from disposal of rental equipment	71.0	67.9
Non-rental capital expenditures	(20.9)	(25.5)
Proceeds from disposal of property and equipment	2.4	2.2
Acquisitions	(17.9)	—
Proceeds from disposal of business	—	15.3
Net cash used in investing activities	(204.7)	(101.6)
Cash flows from financing activities:
Proceeds under revolving lines of credit and securitization	165.0	388.0
Repayments on revolving lines of credit and securitization	(275.0)	(507.7)
Principal payments under capital lease and financing obligations	(6.7)	(7.4)
Other financing activities, net	(5.3)	(1.6)
Net cash used in financing activities	(122.0)	(128.7)
Effect of foreign exchange rate changes on cash and cash equivalents	0.4	0.1
Net increase in cash and cash equivalents during the period	1.6	50.2
Cash and cash equivalents at beginning of period	33.0	33.0
Cash and cash equivalents at end of period	$34.6	$83.2

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$47.1	$2.0	$80.0	$(1.7)
Income tax provision (benefit)	14.7	(1.9)	22.9	(0.8)
Interest expense, net	21.0	23.3	42.4	47.7
Depreciation of rental equipment	101.1	101.4	201.5	201.8
Non-rental depreciation and amortization	16.0	15.7	31.8	31.5
EBITDA	199.9	140.5	378.6	278.5
Non-cash stock-based compensation charges	7.1	1.7	12.4	4.9
Loss on disposal of business	—	2.8	—	2.8
Impairment	0.4	3.2	0.4	9.5
Other(1)	0.3	1.2	0.9	1.3
Adjusted EBITDA	$207.7	$149.4	$392.3	$297.0

Total revenues	$490.9	$368.0	$944.7	$804.2
Adjusted EBITDA	$207.7	$149.4	$392.3	$297.0
Adjusted EBITDA margin	42.3%	40.6%	41.5%	36.9%
(1) Merger and acquisition related, restructuring, and spin-off costs are included in Other.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share - Adjusted Net Income represents the sum of net income (loss), restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, gain (loss) on the disposal of a business and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$47.1	$2.0	$80.0	$(1.7)
Impairment	0.4	3.2	0.4	9.5
Loss on sale of business	—	2.8	—	2.8
Other(1)	0.3	1.2	0.9	1.3
Tax impact of adjustments(2)	(0.2)	(1.9)	(0.3)	(3.5)
Adjusted net income	$47.6	$7.3	$81.0	$8.4

Diluted shares outstanding	30.4	29.2	30.3	29.0

Adjusted earnings per diluted share	$1.57	$0.25	$2.67	$0.29
(1) Merger and acquisition related, restructuring, and spin-off costs are included in Other.
(2) The tax rate applied for adjustments is 25.7% and reflects the statutory rates in the applicable entities.

NET RENTAL EQUIPMENT CAPITAL EXPENDITURES
Unaudited
(In millions)

	Six Months Ended June 30,
	2021	2020
Rental equipment expenditures	$239.3	$161.5
Proceeds from disposal of rental equipment	(71.0)	(67.9)
Net rental equipment capital expenditures	$168.3	$93.6

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Six Months Ended June 30,
	2021	2020
Net cash provided by operating activities	$327.9	$280.4

Rental equipment expenditures	(239.3)	(161.5)
Proceeds from disposal of rental equipment	71.0	67.9
Net rental equipment expenditures	(168.3)	(93.6)

Non-rental capital expenditures	(20.9)	(25.5)
Proceeds from disposal of property and equipment	2.4	2.2
Free cash flow	$141.1	$163.5